EXHIBIT 5.1
KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP
260 S. Broad Street
Philadelphia, PA 19102
September 4, 2009
Environmental Tectonics Corporation
County Line Industrial Park
Southampton, Pennsylvania 18966
Re:	Environmental Tectonics Corporation Registration Statement on Form S-8
Gentlemen:
          We are rendering this opinion in connection with the registration by Environmental Tectonics Corporation, a Pennsylvania corporation (the “Company”), of 1,000,000 shares ( the “Shares”) of its Common Stock, par value $.05 per share, under the Securities Act of 1933, as amended, pursuant to the above-referenced Registration Statement (the “Registration Statement”). The Shares are reserved for issuance in accordance with and pursuant to the terms of the Company’s 2009 Employee, Director and Consultant Stock Plan (the “Plan”).
          We have reviewed the Certificate of Incorporation, as amended, and the By-laws of the Company and have examined copies of the Plan, the resolutions adopted by the Company’s Board of Directors, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.
          Based on the foregoing, and upon such further investigation as we have deemed relevant, we are of the opinion that the Shares, when issued in accordance with and pursuant to the terms of the Plan and any related award agreement or certificate, including payment of the applicable purchase price, will be duly authorized, validly issued, fully paid and nonassessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.
Very truly yours,
/s/ Klehr, Harrison, Harvey, Branzburg & Ellers LLP
Klehr, Harrison, Harvey, Branzburg & Ellers LLP